Exhibit 10.15

MUTUAL TERMINATION AGREEMENT

This Mutual Termination Agreement is entered as of the 28th day of July, 2011, by and among each of Marathon Petroleum Company LP (f/k/a Marathon Petroleum Company LLC), a Delaware limited partnership (“MPC”), and MPC Investment LLC, a Delaware limited liability company and general partner of MPC (together with MPC, the “Service Provider”), on one hand, and Mascoma Corporation, a Delaware corporation (“Client”), on the other hand.

WHEREAS, the parties have entered into a certain Master Engineering Services Agreement, dated June 17, 2010 (together with all Project Authorization Form(s) and other exhibits and schedules executed in connection therewith, the “Services Agreement”), pursuant to which Service Provider has provided certain engineering and related services to Client at Client’s pilot plant at Rome, New York; and

WHEREAS, Service Provider ceased performing services under the Services Agreement on October 31, 2010; and

WHEREAS, Client and Service Provider mutually desire to terminate the Services Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows;

1. The Services Agreement is hereby terminated in its entirety and will be of no further force or effect after the date hereof. Such termination shall not adversely affect any rights or obligations relating to the services provided prior to termination or any provisions of the Services Agreement which are intended to survive the expiration or termination of the Services Agreement (including, without limitation, all rights and obligations under Section 17 of the General Terms and Conditions forming a part of the Services Agreement).

2. The parties hereby acknowledge and agree that a total amount of $416,504,02 is owed and payable by Client to Service Provider as full and final compensation for all services rendered and reimbursable expenses incurred under the Services Agreement. Service Provider has agreed to accept in full satisfaction of such amounts owed and payable $416,504.02 of Subordinated Convertible Notes issued by Client in August, 2011, in substantially the form provided to Service Provider in July, 2011.

3. This Agreement may be executed in counterparts and when so executed shall constitute one instrument legally binding upon the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Termination Agreement to be executed by their respective authorized representatives.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

MARATHON PETROLEUM COMPANY LP

By:	MPC Investment LLC, its General Partner

By:	/s/ David L. Whikehart
Name:	David L. Whikehart
Title:	Director, Product Supply

MPC INVESTMENT LLC

By:	/s/ David L. Whikehart
Name:	David L. Whikehart
Title:	Director, Product Supply

MASCOMA CORPORATION

By:	/s/ Alan Belcher
Name:	Alan Belcher
Title:	Senior VP Operations